Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192331

KBS STRATEGIC OPPORTUNITY REIT II, INC.
SUPPLEMENT NO. 32 DATED MAY 24, 2017
TO THE PROSPECTUS DATED FEBRUARY 17, 2016

This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT II, Inc. dated February 17, 2016, as supplemented by supplement no. 28 dated April 17, 2017, supplement no. 29 dated April 17, 2017, supplement no. 30 dated May 17, 2017 and supplement no. 31 dated May 17, 2017. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT II, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership II, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	information regarding the terms of the servicing fee payable on shares of our Class T common stock sold in the primary public offering; and

•	a change to the price at which shares in our dividend reinvestment plan offering will be sold following our announcement of an estimated net asset value ("NAV").
Stockholder Servicing Fee
On May 18, 2017, our board of directors adopted an Amended and Restated Multiple Class Plan to provide that the period over which the stockholder servicing fee is payable, subject to the terms described in the prospectus, may be reduced from four years pursuant to an agreement between our dealer manager and the broker dealer of record in effect at the time such Class T share was first issued.
Dividend Reinvestment Plan
Also on May 18, 2017, our board of directors approved a Fourth Amended and Restated Dividend Reinvestment Plan. The Fourth Amended and Restated Dividend Reinvestment Plan provides that once we have announced an estimated NAV per share, which we expect to occur on June 7, 2017, participants in our dividend reinvestment plan will acquire shares of our common stock at a price equal to the estimated NAV per share of our common stock. The Fourth Amended and Restated Dividend Reinvestment Plan will take effect on June 3, 2017.

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